Exhibit 99.1

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	April 26, 2005
No. 902

Coherent, Inc. Reports Second Quarter Results

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its second fiscal quarter ended April 2, 2005, with sales of $131.2 million and income from continuing operations of $19.6 million ($0.63 per diluted share).   These results include a tax benefit from the reversal of a deferred tax valuation allowance of $9.6 million ($0.31 per diluted share) relating to our Lambda Physik segment, and a favorable adjustment of $0.3 million or $0.01 per diluted share, related to our Lambda Physik segment’s previously communicated decision to discontinue future lithography investments.

Sales and net income for the corresponding prior year quarter were $125.8 million and $3.0 million ($0.10 per diluted share), respectively.   In comparison, the immediately preceding quarter’s results were $126.0 million in sales and a net income of $5.4 million ($0.17 per diluted share).  The first quarter 2005 results included a charge of $3.1 million ($0.10 per diluted share) related to the discontinuance of future product development and investments in the semiconductor lithography market within our Lambda Physik segment and a tax benefit of $0.5 million ($0.02 per diluted share) related to federal tax law changes.

Orders received during the quarter ended April 2, 2005 were $129.4 million, compared to a record high of $137.4 million in the same period last year, and $128.6 million in the immediately preceding quarter.  Backlog of $155.3 million at April 2, 2005 compared to a backlog of $157.1 million at January 1, 2005.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “I’m pleased to report that Coherent has again delivered solid financial results.  In addition to expanding gross and operating profits, we have posted another quarter of good cash generation from continuing operations, thereby satisfying one of our key business metrics. Our performance in the second quarter benefited from our market diversification as well as our continued emphasis on operational efficiency.”

Year-to-date sales of $257.2 million and net income of $25.0 million ($0.81 per diluted share) compared to the prior year period sales of  $233.8 million and a net income of $3.2 million ($0.11 per diluted share).  Orders received for the six month period ended April 2, 2005 were $257.9 million, compared to $264.2 million in orders received during the same period a year ago.

Electro-Optics segment sales of $105.4 million for the three months ended April 2, 2005 were 1% higher than sales during the comparable prior year period and 4% higher than the three months ended January 1, 2005.  Incoming orders of $100.0 million decreased 8% from the second fiscal quarter of 2004, and represent an increase of 3% from orders received in the immediately preceding quarter.  Sales and incoming orders for the six months ended April 2, 2005 were $206.3 million and $197.1 million, 6% higher and 9% lower, respectively, than during the same period a year ago.

Lambda Physik segment sales of $25.8 million for the three months ended April 2, 2005 represent an increase of 18% from the corresponding prior year period, and a 3% gain from the immediately preceding quarter.  Incoming orders of $29.3 million for the second quarter of fiscal 2005 were 4% higher than the second fiscal quarter of 2004, and represent a 7% decline from orders received in the immediately preceding first fiscal quarter of 2005.  Sales and incoming orders for the six months ended April 2, 2005 were $50.9 million and $60.9 million, 30% and 26% higher, respectively, than the same period last year.

Ambroseo continued, “With respect to future demand, there are some positive signs for products used in flat panel display manufacturing, electronics packaging and materials processing.  It is also noteworthy that our Lambda segment turned the corner of profitability for the first time in more than two years.  This is a gratifying development and is another step in Lambda’s march towards operational and financial excellence.”

Coherent to Restate Financials for Fiscal Years 2000 through 2004 and the First Quarter of Fiscal 2005; Amounts Not Material in Any Fiscal Year and Unrelated to Core Operations

Coherent also announced today that it will restate its financial statements for fiscal years 2000 through 2004 and the first quarter of fiscal 2005 to correct its accounting for its deferred compensation plans.  The corrections are not material to the reported net income or loss for the applicable fiscal years or the first quarter of fiscal 2005 and do not relate to the core operations of the Company.  The Company identified the accounting error during the current quarter when the administration of the plans was changed to a new third-party administrator.  In 1999, the Company amended its non-qualified deferred compensation plan (Plan) and introduced a new investment structure whereby the then existing and future contributions to the Plan were funded in Company-owned life insurance contracts.  Since the change in investment structure to Company-owned life insurance contracts, the Company has accounted for the Plan by recording the participants’ balances as a liability equal to the obligation to the participants and the related asset investments in the equivalent amount.  As a result of the Company’s review, it was determined that the asset investments should have been recorded at the cash surrender value of the insurance contracts; life insurance premiums loads, policy fees, and cost of insurance that were paid from the asset investments and gains and losses from the asset investments should have been recorded by the Company as components of other income or expenses; and increases in the obligation to the participants should have been recorded as operating expenses.  The Company has implemented enhanced procedures to identify any potential issues that may arise associated with the accounting for its deferred compensation plans.

The impact of the restatement for each of affected periods can be summarized as follows (unaudited, in thousands except per share data):

	Quarter Ended Jan. 1, 2005	Fiscal Year 2004	Fiscal Year 2003	Fiscal Year 2002	Fiscal Year 2001	Fiscal Year 2000
Net income (loss) as reported	$5,391	$17,719	$(45,891)	$(68,968)	$100,750	$69,937
Impact of accounting correction	(3)	(359)	(255)	(1,145)	(2,009)	(761)
Net income (loss) as restated	$5,388	$17,360	$(46,146)	$(70,113)	$98,741	$69,176

Earnings per share (previously reported):
Basic	$0.18	$0.59	$(1.56)	$(2.40)	$3.64	$2.77
Diluted	$0.17	$0.58	$(1.56)	$(2.40)	$3.50	$2.56

Accounting correction:
Basic	$—	$(0.01)	$(0.01)	$(0.04)	$(0.07)	$(0.03)
Diluted	$—	$(0.01)	$(0.01)	$(0.04)	$(0.07)	$(0.03)

Earnings per share (as restated):
Basic	$0.18	$0.58	$(1.57)	$(2.44)	$3.57	$2.74
Diluted	$0.17	$0.57	$(1.57)	$(2.44)	$3.43	$2.53

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Six Months Ended
	April 2, 2005	Jan. 1, 2005 (restated)	Apr. 3, 2004 (A) (restated)	April 2, 2005	Apr. 3, 2004 (A) (restated)

Net sales	$131,175	$126,022	$125,808	$257,197	$233,759
Cost of sales (B)	72,688	74,444	74,260	147,132	140,860
Gross profit	58,487	51,578	51,548	110,065	92,899
Operating expenses:
Research & development (B)	14,175	14,276	15,587	28,451	30,674
Selling, general & administrative (B)	28,765	28,438	29,532	57,203	57,063
Restructuring, impairment and other charges	(40)	300	—	260	237
Intangibles amortization	1,528	1,493	1,770	3,021	3,699
Total operating expenses	44,428	44,507	46,889	88,935	91,673
Income from operations	14,059	7,071	4,659	21,130	1,226
Other income, net (B)	790	907	408	1,697	2,673
Income from continuing operations before income taxes and minority interest	14,849	7,978	5,067	22,827	3,899
Provision (benefit) for income taxes (C)	(4,728)	2,770	2,418	(1,958)	1,359
Income from continuing operations before minority interest	19,577	5,208	2,649	24,785	2,540
Minority interest (B) (D)	—	180	145	180	478
Income from continuing operations	19,577	5,388	2,794	24,965	3,018
Income from discontinued operations	—	—	218	—	218
Net income	$19,577	$5,388	$3,012	$24,965	$3,236

Net income per diluted share:
Income from continuing operations	$0.63	$0.17	$0.09	$0.81	$0.10
Income from discontinued operations, net of incometaxes	—	—	0.01	—	0.01
Net income	$0.63	$0.17	$0.10	$0.81	$0.11

Shares used in computation:
Diluted	31,112	30,867	30,551	30,991	30,442

All periods except for the three and six months ended April 2, 2005 have been restated to reflect the correct accounting for the Company’s deferred compensation plans.

(A)       The three months and six months ended April 3, 2004 represent a 14-week and 27-week period, respectively.

(B)       The quarter ended April 2, 2005, includes a $323 ($0.01 per diluted share) reduction in charges to research and development associated with our previously communicated decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary.   The quarter ended January 1, 2005 includes a charge of $3,061 (net of minority interest of $137 ($0.10 per diluted share)) associated with our decision to discontinue future product development and investments in the semiconductor lithography market within our Lambda Physik subsidiary.  As a result, cost of sales includes $2,257; research & development includes $267; selling, general and administrative includes $137 and other income (expense), net includes $214 for the six months ended April 2, 2005.

(C)       The quarter ended April 2, 2005, includes a tax benefit for the reversal of a deferred tax valuation allowance permissible under Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes” of $9,571 ($0.31 per diluted share) related to our Lambda Physik segment.  The quarter ended January 1, 2005 includes a tax benefit of  $479 ($0.02 per diluted share) related to federal tax law changes enacted in the first quarter of fiscal 2005.

(D)       The elimination of minority interest during the quarter ended April 2, 2005 was due to the acquisition of the remaining outstanding shares of Lambda Physik.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Apr. 2, 2005	Oct. 2, 2004 (A) (restated)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$212,495	$170,734
Restricted cash, cash equivalents and short-term investments (B)	15,411	15,343
Accounts receivable, net	90,301	96,825
Inventories	108,907	104,698
Prepaid expenses and other assets	55,954	62,572
Total current assets	483,068	450,172
Property and equipment, net	162,455	166,054
Restricted cash, cash equivalents and short-term investments (B)	16,545	23,580
Other assets	135,974	117,520
Total assets	$798,042	$757,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$13,360	$13,700
Accounts payable	17,226	17,648
Other current liabilities	74,586	73,181
Total current liabilities	105,172	104,529
Long-term obligations	13,961	14,215
Other long-term liabilities	52,613	54,530
Total stockholders’ equity	626,296	584,052
Total liabilities and stockholders’ equity	$798,042	$757,326

(A)       Derived from audited financial statements for the year ended October 2, 2004, and restated to reflect the correct accounting for the Company’s deferred compensation plans.

(B)       Represents cash, cash equivalents and short-term investments at April 2, 2005 restricted under the Star notes payable arrangement ($30,360), for close out costs associated with the purchase of the remaining outstanding shares of Lambda Physik AG ($1,367) and other ($229).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands except per share data, after-tax and net of minority interest, as restated):

	Three Months Ended			Six Months Ended
	April 2, 2005	Jan. 1, 2005	April 3 2004	April 2, 2005	April 3 2004
GAAP net income	$19,577	$5,388	$3,012	$24,965	$3,236
SFAS 109 favorable impact due to final step acquisition and the merger of two internal entities	(9,571)	—	—	(9,571)	—
Charges associated with discontinuing future product development and investments in the semiconductor lithography market	(323)	3,061	—	2,738	—
Tax benefit related to federal tax law changes	—	(479)	—	(479)	—
Non-GAAP net income	$9,683	$7,970	$3,012	$17,653	$3,236

Non-GAAP net income per diluted share	$0.31	$0.26	$0.10	$0.57	$0.11

The Company’s conference call scheduled for 1:30 p.m. PDT today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as with respect to future demand, positive signs for products used in flat panel display manufacturing, electronics packaging and materials processing, and Lambda’s march towards operational and financial excellence are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other Company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056—0980 .. Telephone (408) 764-4000